AMENDED STOCK PURCHASE AGREEMENT

This Amended Stock Purchase Agreement is made and entered into effective March 1, 2010 by and between SecureAlert, Inc., formerly known as RemoteMDx, Inc., a Utah corporation (“Buyer”) and David M. Rothbart, an individual residing in the state of Mississippi (“Seller” or “Rothbart”).  Buyer and Seller are referred to collectively herein as the “Parties.”

RECITALS:

A.            Buyer and Seller originally entered into a Stock Purchase Agreement effective as of December 1, 2007 (as thereafter amended and supplemented, the “Purchase Agreement”).

B.             Pursuant to the Purchase Agreement, Buyer acquired from Seller 51% of the issued and outstanding capital stock of Court Programs, Inc., Court Programs of Florida, Inc., Court Programs of Illinois, Inc., and Court Programs of Northern Florida, Inc. (collectively hereinafter, “CPI” or the “CPI Entities”).

C.             The Parties desire to supplement and amend the Purchase Agreement by finalizing Buyer’s exercise of the Buyer’s Option granted under the Purchase Agreement and completing Buyer’s purchase of the CPI Entities.

NOW THEREFORE, in consideration of the understandings and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

ARTICLE 1
DEFINITIONS

1.1           Defined Terms.  The capitalized terms in this Amendment will have the same meaning as defined within the Purchase Agreement.

ARTICLE 2
PURCHASE AND SALE OF SHARES

2.1           Purchase Price.  Buyer hereby purchases and Seller hereby sells to Buyer the Remaining Shares.  The Parties agree that the purchase price for the Remaining Shares (the “Option Exercise Price”) shall be $2,374,790, based on 1.5 times CPI’s revenues of $3,231,006 for the twelve months ended January 31, 2010, multiplied by 49 percent.  This sum of $2,374,790 shall be paid to Seller as follows:

(A)           The note payable by CPI to Buyer in the amount of $255,403 (the “CPI Note”) shall be applied and credited in full as a partial payment of the Option Exercise Price. The CPI Note shall be marked “Paid in Full” and delivered to the Seller at the Closing.

(B)           The notes payable by CPI to Buyer for the purchase of SCRAM units (the “Equipment Notes”) in the aggregate amount of $71,046, shall be applied and credited in full as a partial payment of the Option Exercise Price.  The Equipment Notes shall be marked “Paid in Full” and delivered to the Seller at the Closing.

(C)           Buyer shall assume and pay outstanding American Express Corporate Card Charges totaling $3,814 and the same sum will be credited against the Option Exercise Price.

(D)           Buyer shall assume and pay additional CPI and Seller debt obligations totaling $307,475 and this amount shall be offset against the Option Exercise Price.

(E)           Buyer shall assume and pay additional accounts payable and accrued expenses of Seller and CPI totaling $506,222 as an offset against the Option Exercise Price.

(F)           The balance of the Option Exercise Price totaling $1,230,830 shall be paid as follows:

a.      $100,000 in cash shall be paid at the Closing and upon execution of this Amendment;

b.      $200,000 in cash shall be paid in four (4) equal installments of $50,000 each on July 15, October 15, 2010, January 15, 2011, and April 15, 2011, together with interest on any unpaid amounts at eight percent (8%) per annum (see Exhibit A).

c.      The remaining $930,830 shall be paid in the Buyer’s stock, as follows:

i.	Buyer shall issue a promissory note in the amount of $849,630.93 in the form attached hereto as Exhibit B (the “Purchase Note”).

ii.
Buyer and Seller agree that Seller shall exchange the Purchase Note for that certain Senior Secured Convertible Promissory Note dated March 13, 2009 (“Senior Note”).  Following the exchange of the Purchase Note for the Senior Note, Seller shall exchange the Senior Note for 621 shares of Buyer’s Series D Convertible Preferred Stock (the “Preferred Shares”). Each Preferred Share is convertible into 6,000 shares of the Buyer’s Common Stock.  Upon conversion of 621 Preferred Shares, Seller would receive 3,726,000 shares of Common Stock in total. For purposes of this Agreement, the conversion value equivalent for Common Stock shall be approximately $0.25 per each share of the Buyer’s Common Stock, or $930,830 in the aggregate.

2.2           Completion of Purchase and Sale of Remaining Shares.

(A)           Purchase of Remaining Shares.  In consideration of the payment of the Option Exercise Price set forth in Section 2.1, above, Buyer shall purchase from Seller, and the Seller shall sell, convey, assign, transfer and deliver to Buyer, all Remaining Shares of the outstanding capital stock of the CPI Entities (the “Remaining Shares”), free and clear of any lien and restriction on transfer. Seller represents and warrants to Buyer that such Remaining Shares represent all of the issued and outstanding Shares of the equity or capital stock of the CPI Entities not presently held by Buyer and that there are no outstanding options, warrants, notes, or other instruments related to the issuance of any Shares of common stock or other capital stock of any of the CPI Entities.

(B)           Loans and Guarantees.  Buyer shall exercise its best efforts to pay in full or obtain the release of Seller under any and all personal pledges and guarantees made by Seller on behalf of the CPI Entities, including, without limitation, all SBA loans, personal guarantees, pledges of real or personal property, liens and other arrangements in which Seller has personally guaranteed or secured the performance of any of the CPI Entities, as disclosed in the Purchase Agreement.

(C)           SBA Loan. The parties agree that in the event the currently outstanding SBA loan is forgiven by the lender, Buyer and Seller shall share the benefit of the forgiveness amount equally by payment in Buyer’s common stock having an equivalent fair market value.

2.3           Closing.

(A)           Closing Date.  The Closing of the sale and purchase of the Remaining Shares (the “Closing”) will occur at the offices of the Buyer at 10:00 a.m. on Monday, March 1, 2010; provided, however, that the Parties may, by mutual written consent, set the date and location of Closing at such other time and place as they may mutually desire without further amendment to this Agreement.

(B)           Deliveries at the Closing.  At the Closing, (i) the Seller will deliver to the Buyer (a) stock certificates representing all of the Remaining Shares, endorsed in blank or accompanied by duly executed assignment documents, and (b) all books and records, bank statements and accounting records of the CPI Entities; and (ii) the Buyer will deliver to Seller the Purchase Price for such Remaining Shares as specified in Section 2.1, provided, however, that the Preferred Shares shall be delivered pursuant to the schedule set forth in Section 2.1(C).

ARTICLE 3
REMAINING CONDITIONS AND AGREEMENTS

3.1            Remaining Conditions and Agreements to Continue in Effect.  The Parties agree that except where expressly modified or amended by this Amendment, all of the terms, conditions, agreements and understandings as set forth in the Purchase Agreement shall remain in full force and effect.

ARTICLE 4
EMPLOYMENT AGREEMENT

4.1           Management Agreement.  The Company and Rothbart shall execute a Management Agreement.  The Management Agreement shall include, among others, the following provisions:

(A)           Term.  The term of the Management Agreement shall be three (3) years.

(B)           Compensation.  The fee payable to Rothbart under the Management Agreement shall be $100,000 per year.

(C)           Title.  Rothbart shall have the title of Vice President, New Business Development and Legislative Relations, reporting to John L. Hastings, IIC, the President of the Company.  In addition, Rothbart shall serve as a member of the Company’s Operating Board & Steering Committee for the CPI Entities, which board shall oversee the integration of the CPI Entities with the business operations of the Company.

(D)           Additional Benefits.  The Company shall provide Rothbart a car to be used for business purposes reimbursing all related business expenses in connection with such use including gas, insurance, and maintenance charges.

4.2           Employment Agreement.  The Company also shall enter into Employment Agreements with Glen Rothbart.  The Employment Agreement shall provide for annual compensation of $90,000, life insurance benefits, and Company-paid health benefits on the same terms as other Company full-time employees.  As additional consideration, the Company agrees to execute a 3 year Management Contract and 3 year Non-Compete Agreement (from time of termination) with David Rothbart, at a Salary of $100,000 per year.

4.3           Right of First Refusal.  In the event the Company or its successor in interest shall divest all of its ownership interest in or substantially all of the assets of any of the CPI Entities, Rothbart shall have the right of first refusal to purchase from the Company up to 100% of such interest, or assets, as the case may be, at a price equal to the greater of (i) the then fair market value of the divested assets or ownership interest, or (ii) 1.5 times annual revenues of the divested entity; provided, however, that as a condition to the exercise of such right of first refusal, Rothbart shall resign from all positions within the Company and the Management Agreement shall be terminated without further obligation of the Company thereunder.  In addition, Rothbart shall continue to operate such divested entity as a primary distributor of the Company and its products and services for a minimum of two (2) years following his purchase of such assets or ownership interests, as the case may be, at levels that are at least the same as the levels of product and service sales revenue for the year prior to Rothbart’s purchase.

4.4           Covenant Not to Compete.  The Management Agreement and the Employment Agreements shall also include a covenant not to compete during the term of the agreements and for a period of two (2) years following the termination of the agreements.

ARTICLE 5
ADDITIONAL REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer as follows:

5.1           Assets and Liabilities.  The assets and liabilities of the CPI Entities are as contained on the financial statements of the respective entities dated as of January 31, 2010 (“Seller’s Financial Statements”, Exhibit C).  Buyer shall not be responsible for any liability of any CPI Entity that is not contained on the Seller’s Financial Statements.

5.2           Conduct of Business. The business of the CPI Entities has been conducted in the ordinary course. Seller and the CPI Entities have paid their obligations and expenses in a timely manner and there are no delinquent accounts or amounts owing as of the date hereof, except as disclosed in writing on the attached Schedule 5.2.  Neither Seller nor any of the CPI Entities have at any time disbursed or withdrawn any material amount of cash from the business and operations of the CPI Entities outside the ordinary course of business. The available cash of the CPI Entities at Closing shall be as indicated in the attached Exhibit C.  Following the Closing, Seller shall not make any payments or incur any liability without the prior written consent of Buyer.

[Signatures appear on the following page.]

IN WITNESS WHEREOF, the Parties have executed this Amendment effective March 1, 2010.

SECUREALERT, INC.

By: /s/ John L. Hastings, III
            John L. Hastings, III
Title:   President

COURT PROGRAMS, INC., COURT PROGRAMS OF FLORIDA, INC., COURT PROGRAMS OF NORTHERN FLORIDA, INC., and COURT PROGRAMS OF ILLINOIS, INC.

By: /s/ David M. Rothbart
            David M. Rothbart
Title:   President

/s/  David M. Rothbart
David M. Rothbart, Individually

Exhibit A

AMORTIZATION SCHEDULE - Normal Amortization

	Date	Payment	Interest	Principal	Balance
Loan	3/1/2010				200,000.00
1	7/15/2010	55,961.64	5,961.64	50,000.00	150,000.00
2	10/15/2010	53,024.66	3,024.66	50,000.00	100,000.00
2010 Totals		108,986.30	8,986.30	100,000.00

3	1/15/2011	52,016.44	2,016.44	50,000.00	50,000.00
4	4/15/2011	50,986.30	986.30	50,000.00	0.00
2011 Totals		103,002.74	3,002.74	100,000.00

Grand Totals		211,989.04	11,989.04	200,000.00